EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of December 14, 2020, by and between **UNITED HEALTH PRODUCTS, INC.**, a Nevada corporation ("Company") and **JOHN PHILLIPS** ("Employee").

W I T N E S S E T H:

WHEREAS, Company desires to engage the services of Employee and Employee desires to provide the services to Company in connection with Company's business; and

WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Employee's services,

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1. Employment

Employee hereby agrees to be employed by Company and Employee hereby agrees to render his services in such capacities for the Term (as hereinafter defined), all subject to and on the terms and conditions herein set forth. Employee will be appointed as Vice President of Marketing and Commercial Strategy of the Company.

2. Duties and Responsibilities of Employee

(a) In his capacity as Vice President of Marketing and Commercial Strategy, subject to the other provisions of this Section 2, Employee may work from his home office so long as Employee is able to perform the duties associated with his position in accordance with the Company's By-Laws.

(b) During the Term of this Agreement, reporting directly to the Chief Executive Officer of Company, Employee will have broad responsibility for strategic planning and execution of Company's commercialization activities including:

1. Oversee development of strategic objectives for marketing and selling the HemoStyp suite of hemostasis products including market-focused product strategy
2. Compare business cases for developing in-house vs outsourcing of commercial activities across all identified market segments;
3. Identify and evaluate new market opportunities that are suitable and present opportunities for incremental revenue and profit while preserving and enhancing the HemoStyp brand;
4. Evaluate, design and provide recommendations to executive leadership regarding the commercial organization of Company, including infrastructure needs, ERP system requirements, sales force sizing, and technologies to support virtual/remote operation and collaboration between team members;
5. Develop commercial budgets and sales objectives and manage sales and marketing staff;

6. Collaborate with Company's executive leadership to evaluate and negotiate potential commercial partnerships to accelerate commercialization across the Class III and other attractive markets;
7. Manage development of overall standards and guidelines for the Sales & Marketing function, including pricing, service, promotion and advertising activities;
8. Collaborate with the COO to develop and manage an in-house customer service team to support partner/distributor relationships;
9. Regularly monitor established commercial and marketing plans and modify as appropriate to achieve UHP objectives; and,
10. Establish a program for regulatory evaluation of employees under his supervision, provide ongoing feedback to employees and report on their performance to the CEO, including recommendations on compensation and retention decisions.

3. Exclusivity of Service

Company agrees that Employee shall be required to devote the necessary business time, effort and attention to the business and efforts of Company and its subsidiaries as Company deems necessary for the performance of his duties. Employee may pursue other outside business interests that are not related to Company's business, as long as it does not interfere with Employee's responsibilities to Company.

4. Compensation; Benefits; Bonus; Equity Incentive Participation

(a) In consideration of Employee's services to be performed under this Agreement and as compensation therefor, Company shall pay to Employee, commencing as of the date set forth above, a base salary [redacted] (the "Employee Base Salary") which Employee Base Salary shall increase [redacted] beginning the month following Company's receipt of an FDA Class III PMA (the "PMA"), and may be further increased at the sole discretion of the Board. Until the third month following Company's receipt of the PMA, in lieu of the above monthly cash compensation Company may elect to pay the Employee Base Salary in the form of a convertible promissory note [redacted] The Employee Base Salary shall be payable monthly in arrears.

(b) Upon the execution of this Agreement, Employee shall receive [redacted] restricted stock units (the "RSUs") and, provided this Agreement remains in effect at such time, shall be entitled to receive an additional [redacted] RSU's upon Company's receipt of the PMA. Each RSU shall have no tangible value unless and until vested under the conditions set forth in a separate written RSU agreement that the Company will negotiate in good faith with Employee. Upon vesting, Company shall issue one share of its common stock for each RSU and such shares shall be deemed validly issued, fully paid and non-assessable in exchange for services rendered. Company may withhold a portion of the common stock to satisfy certain tax liabilities of Employee, at Employee's election and consistent with applicable tax laws then in effect.

(c) Employee shall be entitled to reimbursement of all out-of-pocket expenses incurred on behalf of Company. Employee reimbursement for amounts in excess of $500 shall be approved in writing by an executive officer of Company.

5. Indemnification

Employee shall be entitled to the following during and in respect of the term of this Agreement:

Company shall provide to Employee to the full extent provided for under the laws of Company's state of incorporation and Company's Certificate of Incorporation and Bylaws, indemnification for any claim or lawsuit which may be asserted against Employee when acting in such capacity for Company and/or any subsidiary or affiliated business. Company shall maintain customary and appropriate directors' and officers' liability insurance policies and shall include Employee as an insured under such policies.

6. Additional Compensation

In the event Company seeks to terminate this Agreement in connection with a change in control, merger and/or strategic acquisition, the Board of Directors of Company may determine in its sole discretion to provide termination pay in the form of cash, stock and/or other securities.

7. Term of Employment

Employee's employment with Company under this Agreement shall commence on December 15, 2020 and have an initial term (the "Term") of two years and may be extended for an additional two years days by mutual agreement. Employee or Company may terminate the Agreement upon 30 days written notice to the other party. In the event of termination by Company without Cause or by Employee for Good Reason, Employee shall be entitled to severance equal to the full Employee Base Salary through the remainder of the Term then in effect. "Cause" shall generally include willful and continued failure by Employee to substantially perform his assigned duties or willfully engaging in illegal conduct injurious to Company, and "Good Reason" shall generally include any change in Employee's position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.

8. Non-Competition; Non-Solicitation

(a) Employee hereby agrees and covenants that during the Term hereof that he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business enterprise which is engaged in the then current business of Company; provided, however, that ownership of not more than 15% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 8.

(b) Employee agrees and covenants that during the Term hereof he and his agents will not (without first obtaining the written permission of Company) directly or indirectly participate in the solicitation of any business of any type conducted by Company during the period of this Agreement from any person or entity which was a client or customer of Company during the period of this

Agreement, or was a prospective customer of Company from which Employee solicited business or for which a proposal for submission was prepared during the period.

(c) Employee agrees and covenants that during the Term of this Agreement he will not (without first obtaining the written permission of Company) directly or indirectly recruit for employment, or induce or seek to cause such person to terminate his or her employment with Company, any person who then is an employee of Company or who was an employee of Company during the preceding six (6) months.

9. Violation of Other Agreements and Authority

Employee represents and warrants to Company that he is legally able to enter into this Agreement; that he is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound; that Employee is under no physical or mental disability that would materially interfere with the performance of his duties under this Agreement. Employee agrees that, as it is a material inducement to Company that Employee make the foregoing representations and warranties and that they be true in all material respects.

10. Company Authority Relative to this Agreement

Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated on its part by this Agreement, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or for Company to consummate the transactions contemplated by it. Company has duly validly executed and delivered this Agreement and it is a valid and binding Agreement of Company, enforceable against Company in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors' rights generally and to general principles of equity.

11. Notices

Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent by email to the email address set forth at the foot of this Agreement. In the case of Employee sending an email to Company, Employee shall provide a formal notice to the Chief Executive Officer of Company.

12. Waivers

No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

13. Preservation of Intent

Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Company and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

14. Entire Agreement

This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

15. Inurement; Assignment

The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company or to the business of Company, subject to the provisions hereof. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

16. Amendment

This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

17. Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

19. Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Nevada, without giving reference to principles of conflict of laws. Any lawsuit commenced under the terms of this Agreement shall be commenced in a federal and/or state court located in Las Vegas, Nevada.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNITED HEALTH PRODUCTS, INC.

By: ______________________________

Brian Thom, Chief Executive Officer
Email address:
[redacted]

EMPLOYEE

____

John Phillips
Email address: [redacted]

AMENDMENT NO.1

TO EMPLOYMENT AGREEMENT

AMENDMENT NO.1 (this "First Amendment"), dated as of January 9, 2023, to that certain Employment Agreement, made as of December 14, 2020 (the "Original Agreement"), by and between United Health Products, Inc. (the "Company") and John Phillips (the "Employee"). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement.

WHEREAS, pursuant to Section 4(a) of the Original Agreement, Employee is entitled to receive cash compensation for his services to the Company; and

WHEREAS, the Company and Employee wish to amend to the Agreement as set forth in this First Amendment to modify the forms and amount of Employee's compensation.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

1. Compensation. The Original Agreement is hereby amended to permit the Company in its discretion to pay the Employee compensation in the form of unregistered restricted shares of common stock of the Company (the "Shares") in lieu of cash compensation, subject to the written consent of Employee to accept such Shares at a value per share as mutually determined by the Company and Employee. Additionally, the Employee Base Salary is hereby increased by 10% effective January 1, 2023.

2. Entire Agreement. The Original Agreement, as modified by this First Amendment, contains the entire agreement of the parties hereto concerning the subject matter hereof and thereof, and supersedes all prior and contemporaneous understandings and agreements, written or oral, concerning such subject matter and constitutes the "Agreement". The Agreement may only be further modified by a written instrument signed by both parties. No oral waiver shall be binding.

3. No Other Amendment. Except as expressly set forth herein, this First Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed as of the date first written above by its representatives.

UNITED HEALTH PRODUCTS, INC.

By: */s/ Brian Thom*
Name: Brian Thom
Title: Chief Executive Officer

EMPLOYEE

By: /s/ John Phillips
Name: John Phillips
Title: Vice President